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                                                                     EXHIBIT 4.3


                       EQUITY INTEREST TRANSFER AGREEMENT

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Transferor:              Nam Tai Electronic & Electrical Products Limited (hereinafter called "Party A")

Address:                 15/F, China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road Central,
                         Hong Kong

Legal Representative:    Wong Kuen Ling                  Title: Managing Director

Authorised Agent:        Fu Xiao Jiang

Transferee:              Nam Tai Electronic & Electrical Products Limited
                         (hereinafter called "Party B")

Address:                 Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681, GT, George Town,
                         Grand Cayman, Cayman Islands, British West Indies

Legal Representative:    Wong Kuen Ling                  Title: Managing Director

Authorised Agent:        Wu Liu Fung
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Namtai Electronic (Shenzhen) Co., Ltd. (hereinafter called the "Company") was approved by the Shenzhen Municipal People's Government for establishment on 24th June 1989 and was wholly foreign owned by Party A with registered capital of US$90 million. Pursuant to the board of directors' approval, Party A shall transfer its 100% equity interest in the Company to Party B.


NOW IT IS HEREBY AGREED by both parties as follows:

I.    Consideration, Payment Date and Form of Share Transfer

1. Party A is the owner of 100% equity interest in the Company with a fully paid up registered capital of US$90 million pursuant to the Articles of Association of the Company. Party A hereby agreed to transfer its 100% equity interest in the Company at a consideration of US$90 million to Party B.
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2.    Party B shall pay to Party A in a lump sum the amount and currency as stipulated in Clause 1 within 3 days from the effective date of this Agreement.

II.   Rights and Obligations of Both Parties

1. Party A warrants that it is has the absolute right to dispose of the equity interest to be transferred in the Company to Party B. Party A further warrants and represents to Party B that there is no mortgage created over the equity interest and no claim has been made by any third party. Otherwise, Party A shall indemnify Party B against all economic losses and legal liabilities arising out of breach of the foregoing.

2. All profits and liabilities shall pass to Party B upon the effective date of this Agreement.

III.  Liability for Breach of Agreement

1. Upon the coming into effect of this Agreement, unless otherwise agreed by the other party, this Agreement may not be terminated by either party. The defaulting party shall compensate the other party for any economic losses suffered by the other party.

2. In the event that Party B fails to pay the consideration sum to Party B on the agreed date of payment, Party B shall pay to Party A 0.01% of the contract sum for each day of delay which shall be without prejudice to any claim of economic losses suffered by Party A as a result of delay in payment by Party B.

IV.   Disputes

      The parties shall endeavour to resolve any disputes amicably, failing which either party may take the legal proceedings to the local people's courts.

V.    Effective Date

      This Agreement shall take effect from the date of signing and notarisation of this Agreement and registration for the change shall be handled at the State
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      Administration for Industry and Commerce.

VI. This Agreement shall be executed in 6 copies with the same legal status. A copy each will be held by Party A, Party B, the notary public and other relevant departments.

Party A: Nam Tai Electronic & Electrical Products Limited

Legal Representative:    Authorised Agent:

Party A: Nam Tai Electronic & Electrical Products Limited

Legal Representative:    Authorised Agent:


                                                         Shenzhen, 3rd July 2003